Exhibit 99.1

Tech Data Reports Fourth-Quarter and Fiscal-Year 2010 Results

Fourth Quarter Net Sales Increase 10% to $6.3 Billion

Record Fourth-Quarter Earnings Per Diluted Share of $1.35

CLEARWATER, Fla.--(BUSINESS WIRE)--March 2, 2010--Tech Data Corporation (NASDAQ/NMS:TECD), a leading distributor of IT products, today announced results for its fiscal 2010 fourth quarter and fiscal year ended January 31, 2010.

Results At A Glance
($ in thousands, except per share amounts)	Three months ended January 31, 2010	Three months ended January 31, 2009 (As Adjusted)(1)	Year ended January 31, 2010	Year ended January 31, 2009 (As Adjusted)(1)

Net sales	$6,283,140	$5,712,537	$22,099,876	$24,080,484
Operating income	$94,191	$98,548	$263,836	$242,159
Operating income margin	1.50%	1.73%	1.19%	1.01%
Net income attributable to shareholders of Tech Data Corporation	$70,091	$57,003	$180,155	$117,278
Net income per diluted share attributable to shareholders of Tech Data Corporation	$1.35	$1.14	$3.54	$2.28

(1) In May 2008, the Financial Accounting Standards Board issued a new standard which changes the accounting treatment for convertible debt instruments that require or permit partial cash settlement upon conversion. The provisions of this standard were effective for the company’s fiscal year beginning February 1, 2009 and require retrospective application to all periods presented. Further discussion is available in the company’s Form 10-Q for the nine months ended October 31, 2009 filed with the Securities and Exchange Commission on December 1, 2009.

Net sales for the fourth quarter ended January 31, 2010 were $6.3 billion, an increase of 10.0 percent from $5.7 billion in the prior year. The strengthening of certain foreign currencies against the U.S. dollar positively impacted the year-over-year fourth-quarter net sales comparison by approximately 8 percentage points. Sequentially, net sales for the fourth quarter ended January 31, 2010 increased 11.4 percent over the third quarter, with minimal impact from foreign currencies.

Operating income for the fourth quarter totaled $94.2 million, or 1.50 percent of net sales. This compared to operating income of $98.5 million, or 1.73 percent of net sales in the fourth quarter of fiscal 2009. Fourth-quarter net income totaled $70.1 million, or $1.35 per diluted share, which included a net benefit of approximately $5.4 million, or $0.10 per diluted share for the reversal of a deferred tax valuation allowance in the European region. This compared to net income of $57.0 million, or $1.14 per diluted share for the prior-year period.

“I am proud of what our team was able to accomplish in the extraordinarily difficult business environment of the past year. Despite the worldwide recession and lower levels of IT spending, our team’s rigorous execution and disciplined focus resulted in targeted market share gains, expanded operating margin, record earnings per diluted share and an outstanding return on capital employed of 13 percent for the year,” stated Robert M. Dutkowsky, Tech Data’s chief executive officer. “Through the downturn, we’ve further strengthened Tech Data’s position in the channel, demonstrating our ability to bring both efficiencies and innovative solutions to our partners. As a result, our customers have rewarded us with additional business, and vendors’ trust has never been higher. Furthermore, while we’re particularly encouraged by the resumption of sales growth in both regions in the fourth quarter, we believe our performance this past fiscal year is resounding proof that our focused strategy, excellent execution and sound management practices are working. As IT market conditions improve, we are poised to continue to deliver strong operational and financial results.”

Fourth-Quarter Financial Summary

  Net sales in the Americas (including North America and Latin America) were $2.50 billion, or 40 percent of worldwide net sales, representing an increase of 6.7 percent over the prior-year fourth quarter. Net sales in Europe totaled $3.78 billion, or 60 percent of worldwide net sales, representing an increase of 12.3 percent (1.5 percent increase on a euro basis) over the prior-year fourth quarter.
  Gross margin in the fourth quarter was 5.22 percent compared to 5.62 percent in the prior-year fourth quarter. The year-over-year decline in gross margin was primarily attributable to the recovery of foreign currency exchange losses in the prior year quarter. Solid execution of the company’s inventory, pricing and freight management practices were contributing factors in the gross margin performance in both quarters.
  Selling, general and administrative expenses (SG&A) were $233.7 million, or 3.72 percent of net sales compared to $222.7 million, or 3.89 percent of net sales in the prior-year fourth quarter. On a dollar basis, the $11.0 million increase in SG&A expenses was primarily attributable to the strength of certain foreign currencies against the U.S. dollar year-over-year. As a percentage of net sales, the year-over-year decrease in SG&A expenses is primarily attributable to productivity improvements and cost saving initiatives.
  Operating income in the Americas for the fourth quarter was $43.8 million, or 1.75 percent of net sales compared to $38.1 million, or 1.63 percent of net sales in the prior-year fourth quarter. In Europe, the company generated operating income of $53.0 million, or 1.40 percent of net sales compared to operating income of $63.6 million, or 1.89 percent of net sales in the prior-year fourth quarter. The prior year period (primarily in Europe), includes the recovery of a significant portion of foreign currency exchange losses through gross profit. Stock-based compensation expense is not included in the regional segment reporting results. These expenses are presented as a separate line item in the company’s segment reporting (see “Supplementary Information” table attached).

  Cash used in operations totaled $44.3 million in the fourth quarter. For the fiscal year ended January 31, 2010, the company generated $543.9 million in cash from operations. The company continues to enjoy excellent liquidity and a strong financial position with a net cash position of $712.6 million at January 31, 2010.
  The company’s effective tax rate for the fourth quarter was 18.2 percent compared to 31.5 percent in the prior-year period. Excluding the reversal of a deferred tax valuation allowance, the effective tax rate for the fourth quarter was 24.4 percent. The year-over-year decrease in the effective tax rate was largely attributable to non-deductible losses in the prior year related to the decrease in value of investments held within company-owned life insurance policies.

Fiscal-Year Results

Net sales for the year ended January 31, 2010 were $22.1 billion, a decrease of 8.2 percent from $24.1 billion for the year ended January 31, 2009. The strengthening of the U.S. dollar against certain foreign currencies negatively impacted the year-over-year net sales comparison by approximately 2 percentage points. On a regional basis, net sales in the Americas represented 43 percent of worldwide net sales and decreased 9.8 percent to $9.6 billion from $10.6 billion for the year ended January 31, 2009. Europe represented 57 percent of worldwide net sales and decreased 7.0 percent (4.2 percent on a euro basis) to $12.5 billion from $13.5 billion for the year ended January 31, 2009.

For the year ended January 31, 2010, the company recorded operating income of $263.8 million, or 1.19 percent of net sales, compared with operating income of $242.2 million, or 1.01 percent of net sales, in the prior year. Net income attributable to shareholders of Tech Data Corporation was $180.2 million, or $3.54 per diluted share, for the year ended January 31, 2010, which included a net benefit of approximately $5.4 million, or $0.11 per diluted share for the reversal of a deferred tax valuation allowance in the European region. This compared to net income attributable to shareholders of Tech Data Corporation of $117.3 million, or $2.28 per diluted share, for the fiscal year ended January 31, 2009.

Business Outlook

Statements made regarding the company’s business outlook are based on current expectations and the company’s internal plan. Assuming the recent signs of improving IT demand continue, combined with the impact of certain foreign currencies against the U.S. dollar, net sales for the first quarter ending April 30, 2010 are expected to increase in the mid single-digit range year-over-year.

Webcast Details

Tech Data will be discussing its fourth-quarter results on a conference call today at 8:30 a.m. (ET). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com (Investor Relations section). The webcast will be available for replay until 5:00 p.m. (ET) on Tuesday, March 9, 2010.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company's current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: downturns in the global economy; intense competition both domestically and internationally; narrow profit margins; dependence on information systems; potential adverse effects of acquisitions; exposure to natural disasters, war and terrorism; dependence on independent shipping companies; the impact of increases in freight and handling fees charged to customers; potential impact of labor strikes; risk of declines in inventory value; product supply and availability; changes in vendor terms and conditions; loss of significant customers; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; foreign currency exchange risks and exposure to foreign markets; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; and the volatility of common stock. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company's Investor Relations website at www.techdata.com. All information in this release is as of March 2, 2010. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company's expectations.

About Tech Data

Tech Data Corporation (NASDAQ GS: TECD) is one of the world’s largest distributors of technology products from leading IT hardware and software producers. Tech Data serves more than 125,000 IT solution providers in over 100 countries. Every day, these resellers depend on Tech Data to cost-effectively support the technology needs of end users, including small and medium businesses (SMB), large enterprises and government agencies. Ranked 102nd on the 2009 FORTUNE 500(R), Tech Data generated $22.1 billion in net sales for its fiscal year ended January 31, 2010. To learn more, visit www.techdata.com.

TECH DATA CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF OPERATIONS (In thousands, except per share amounts)

	Three months ended		Year ended
	January 31,		January 31,
	2010	2009(1) (As Adjusted)	2010	2009(1) (As Adjusted)
Net sales	$6,283,140	$5,712,537	$22,099,876	$24,080,484
Cost of products sold	5,955,218	5,391,298	20,943,162	22,867,488
Gross profit	327,922	321,239	1,156,714	1,212,996
Selling, general and administrative expenses	233,731	222,691	892,878	970,837
Operating income	94,191	98,548	263,836	242,159
Net interest expense and other	5,370	9,023	24,355	33,385
Net foreign currency exchange loss	1,469	5,542	4,341	31,001
Income before income taxes	87,352	83,983	235,140	177,773
Provision for income taxes	15,864	26,494	53,940	62,317
Consolidated net income	71,488	57,489	181,200	115,456
Net income (loss) attributable to noncontrolling interest	1,397	486	1,045	(1,822)
Net income attributable to shareholders of Tech Data Corporation	$70,091	$57,003	$180,155	$117,278

Net income per common share attributable to shareholders of Tech Data Corporation:
Basic	$1.37	$1.14	$3.57	$2.29
Diluted	$1.35	$1.14	$3.54	$2.28
Weighted average common shares outstanding:
Basic	51,096	50,023	50,517	51,276
Diluted	51,881	50,119	50,938	51,498

(1) In May 2008, the Financial Accounting Standards Board issued a new standard which changes the accounting treatment for convertible debt instruments that require or permit partial cash settlement upon conversion. The provisions of this standard were effective for the company’s fiscal year beginning February 1, 2009 and require retrospective application to all periods presented. Further discussion is available in the company’s Form 10-Q for the nine months ended October 31, 2009 filed with the Securities and Exchange Commission on December 1, 2009.

TECH DATA CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET (In thousands)

	January 31,	January 31,
ASSETS	2010	2009 (As Adjusted)(1)
Current assets:
Cash and cash equivalents	$1,116,579	$528,023
Accounts receivable, net	2,648,460	2,346,185
Inventories	1,704,658	1,728,916
Prepaid expenses and other assets	173,875	168,673
Total current assets	5,643,572	4,771,797
Property and equipment, net	90,634	102,937
Other assets, net	167,881	148,362
Total assets	$5,902,087	$5,023,096
LIABILITIES AND EQUITY
Current liabilities:
Revolving credit loans	$65,384	$57,906
Accounts payable	2,788,098	2,325,702
Accrued expenses and other liabilities	539,660	496,292
Total current liabilities	3,393,142	2,879,900
Long-term debt, net	338,157	331,233
Other long-term liabilities	76,255	69,950
Total liabilities	3,807,554	3,281,083
Equity attributable to shareholders of Tech Data Corporation	2,088,895	1,737,693
Noncontrolling interest	5,638	4,320
Total equity	2,094,533	1,742,013
Total liabilities and equity	$5,902,087	$5,023,096

(1) In May 2008, the Financial Accounting Standards Board issued a new standard which changes the accounting treatment for convertible debt instruments that require or permit partial cash settlement upon conversion. The provisions of this standard were effective for the company’s fiscal year beginning February 1, 2009 and require retrospective application to all periods presented. Further discussion is available in the company’s Form 10-Q for the nine months ended October 31, 2009 filed with the Securities and Exchange Commission on December 1, 2009.

TECH DATA CORPORATION AND SUBSIDIARIES SUPPLEMENTARY INFORMATION (In thousands)

	Three months ended January 31, 2010		Three months ended January 31, 2009
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$43,776	1.75%	$38,179	1.63%
Europe	52,994	1.40%	63,584	1.89%
Stock-based compensation	(2,579)	(.04)%	(3,215)	(.06)%
Worldwide total	$94,191	1.50%	$98,548	1.73%

	Year ended January 31, 2010		Year ended January 31, 2009
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$142,430	1.49%	$157,177	1.48%
Europe	132,631	1.06%	96,972.72%
Stock-based compensation	(11,225)	(.05)%	(11,990)	(.05)%
Worldwide total	$263,836	1.19%	$242,159	1.01%

CONTACT:
Tech Data Corporation
Jeffery P. Howells, Executive Vice President and
Chief Financial Officer
727-538-7825
jeff.howells@techdata.com
or
Arleen Quiñones, Director, Investor Relations and
Shareholder Services
727-532-8866
arleen.quinones@techdata.com